                                 LICENSE AGREEMENT


     This License Agreement (this "Agreement") is made effective as of August 19, 1997 (the "Effective Date") by and between Baxter Healthcare Corporation, a Delaware corporation ("Baxter"), and AccuLase, Inc., a California corporation ("AccuLase").

                                      RECITALS

     WHEREAS, AccuLase is the owner of technical know-how, patents and patent applications relating to the use of lasers to treat cardiovascular or vascular disease, as defined below; and

     WHEREAS, Baxter and AccuLase are entering into the Master Technology Agreement of even date (the "Master Technology Agreement") whereby, among other things, AccuLase is agreeing to license certain technology and intellectual property relating to excimer lasers to Baxter; and

     WHEREAS, Baxter and AccuLase are entering into the Manufacturing Agreement of even date (the "Manufacturing Agreement") whereby, among other things, AccuLase is agreeing to manufacture excimer lasers utilizing Technical Know-How (as hereinafter defined) upon the terms and conditions contained therein.

     WHEREAS, Baxter desires to acquire and AccuLase desires to grant to Baxter an exclusive license in and to the Technical Know-How, patents and patent applications for use in the treatment of cardiovascular or vascular disease.

     WHEREAS, Baxter and AccuLase acknowledge and agree that the intended use and future value of the licensed Technical Know-How (as hereinafter defined), the Licensed Patents (as hereinafter defined) and the Licensed Products (as hereinafter defined) are uncertain as a result of the recent and continuing development of the field of transmyocardial revascularization and the parties further acknowledge that based on the foregoing, the consideration paid for AccuLase's performance of its obligations as set forth herein is adequate, sufficient and fair consideration.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                     EXHIBIT B

                                     ARTICLE I

                                    DEFINITIONS

     Defined terms in this Agreement have and bear the meanings established for such terms in the succeeding paragraphs of this Article I.


     1.1   "ACCULASE INVENTIONS"    shall mean those Inventions or Discoveries
determined to have been conceived and/or reduced to practice pursuant to standard patent law and regulation practice solely by AccuLase employees, consultants, agents, representatives or others obligated to assign their rights to such Inventions or Discoveries to AccuLase. For the purposes of this section only unpatentable Inventions and Discoveries shall be treated as if patentable under the relevant patent law and regulation practice.

     1.2 "AFFILIATE" in respect of any one of Baxter and AccuLase as used herein shall mean any person or entity controlling, controlled by or under common control with Baxter or with AccuLase as the case may be.

     1.3 "BAXTER INVENTIONS" shall mean those Inventions or Discoveries determined to have been conceived and/or reduced to practice pursuant to standard patent law and regulation practice solely by Baxter employees, consultants, agents, representatives or others obligated to assign their rights to such Inventions or Discoveries to Baxter. For the purposes of this section only unpatentable Inventions and Discoveries shall be treated as if patentable under the relevant patent law and regulation practice.

     1.4 "DISPOSABLES" shall mean one or more products intended for single use which comprise part of the Product.

     1.5 "EFFECTIVE DATE" shall mean the date referred to in the introductory clause of this Agreement.

     1.6 "END USER" shall mean any person (including business entities) that orders a Product who is a healthcare provider or employs or is otherwise affiliated with healthcare providers.

     1.7 "END USER PRICE" shall mean the actual sales price (exclusive of taxes, insurance and freight) received by Baxter from an End User of the Product.

     1.8 "FIELD OF TECHNOLOGY" shall mean the use of lasers to treat cardiovascular or vascular disease.

     1.9 "IMPROVEMENT(s)" shall mean any modification or further development of any of the Licensed Products, or any modification of or further development of a product or process described in Patents, or any new Invention or Discovery, technical data, designs, devices, plans, specifications, methods, processes, systems, clinical data and any other information or documentation, whether patentable or not, falling within the Field of Technology.

     1.10 "INVENTIONS" OR "DISCOVERIES" shall mean, without restriction or limitation, any and all devices, processes (including without limitation processes of using devices or of manufacturing such devices and standard operating procedures (SOP's) and other laboratory procedures), compositions of matter, computer software, chemical formulations or compositions or products whether patentable or unpatentable, and any and all written materials or other works that may be subject to copyright, conceived or reduced to practice prior to or during the term of this Agreement and for 90 days thereafter, and which relate to the Field of Technology.

     1.11 "JOINT INVENTIONS" shall mean those Inventions or Discoveries determined to have been conceived and/or reduced to practice pursuant to standard patent law and regulation practice by AccuLase and Baxter employees, consultants, agents, representatives or others obligated to assign their rights to such Inventions or Discoveries to AccuLase or Baxter. For the purposes of this section only unpatentable Inventions and Discoveries shall be treated as if patentable under the relevant patent law and regulation practice.

     1.12 "LICENSED PATENTS" shall mean any United States or foreign patents and patent applications (including any continuation, continuation-in-part, divisional, reissue or reexamination patent applications thereof and patents issuing therefrom) relating to AccuLase Inventions and/or Joint Inventions, or other Inventions or Improvements relating to the Field of Technology in which AccuLase has a present interest, or hereafter acquires an interest, including but not limited to the patents and patent applications listed in Exhibit A.

     1.13 "LICENSED PRODUCTS" shall mean Patented Licensed Products and Unpatented Licensed Products and shall include single use, disposable products as well as the related laser hardware.

     1.14 "PATENTED LICENSED PRODUCTS" shall mean any product made, used, or sold by Baxter which comes within one or more claims of a Valid and Enforceable Patent.

     1.15 "TECHNICAL KNOW-HOW" shall mean Inventions or Discoveries, technical data, designs, devices, plans, specifications, methods, processes, systems, clinical data and any other information or documentation, whether patentable or not, falling within the Field of Technology which is in the possession of or acquired hereinafter by AccuLase including but not limited to any new Inventions or Discoveries derived from AccuLase's development of the new excimer laser pursuant to Section 2.7 of the Master Technology Agreement.


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


Technical Know-How shall not include any information, and/or documentation which was previously known by Baxter or which is publicly known.

     1.16 "UNPATENTED LICENSED PRODUCTS" shall mean any product made, used, or sold by Baxter which utilizes Technical-Know-How, but which does not come within one or more claims of a Valid and Enforceable Patent.

     1.17 "VALID AND ENFORCEABLE PATENT" shall mean a Licensed Patent that has issued in the United States or has been published in another country so as to create an enforceable right and that has not (i) expired or been abandoned, or
(ii) been finally adjudicated or determined to be invalid or unenforceable by a court of competent jurisdiction.


                                     ARTICLE II

                                  GRANT OF LICENSE

     2.1 LICENSE GRANT. In consideration for the payments made by Baxter pursuant to Section 2.2 below, AccuLase hereby grants to Baxter an exclusive, worldwide right and license, including the right to grant sublicenses, under the Technical Know-How, Licensed Patents and Improvements to practice methods and to manufacture, have manufactured, import, use, offer to sell, sell and otherwise dispose of Licensed Products within the Field of Technology.

     2.2 ROYALTY. During the term of this Agreement, Baxter shall pay AccuLase a royalty equal to ten percent (10%) of (a) the End User Price for each Disposable or (b) if the Disposable is sold on a "per procedure" basis, the imputed price of the Disposable based on the worldwide average sales price of such Disposable not sold on a "per procedure" basis, calculated quarterly for such Disposables, adjusted to amortize and recapture over a 36-month period Baxter's cost of the Product (as such term is defined in the Manufacturing Agreement). Disposables may be manufactured by Baxter or be manufactured by others for Baxter. The parties further agree that in the event Baxter grants a sublicense to a third party pursuant to its rights under Section 2.1 above, the royalties payable to AccuLase in connection with such sublicense shall be calculated in accordance with the foregoing terms notwithstanding whether the Baxter and any such sublicensee agree to different royalty terms.

                                    ARTICLE III

                                     DISCLOSURE

     3.1 INITIAL TRANSFER OF INFORMATION. Within two (2) months after the Effective Date of this Agreement, AccuLase shall furnish to Baxter all Technical-Know-How and Inventions in the possession of AccuLase on the Effective Date of this Agreement which are necessary to practice the License under Article II of this Agreement. The manner in which said Know-How and Inventions shall be furnished shall be agreed to between the parties.

     3.2 CONTINUOUS DISCLOSURE OBLIGATIONS OF ACCULASE. In addition to other obligations of AccuLase set forth in this Agreement, AccuLase agrees to the following continuous obligations:

     (a) Throughout the term of this Agreement, AccuLase shall promptly notify and promptly furnish to Baxter all Technical Know-How and AccuLase Inventions developed or acquired by AccuLase, subsequent to the date of this Agreement, which are necessary to practice the License granted by AccuLase under this Agreement; and

     (b) Throughout the term of this Agreement, AccuLase shall promptly disclose to Baxter the existence of all Improvements discovered by, granted to, or developed by AccuLase together with a precise description and demonstration of the nature and manner of applying and utilizing the improvements.

     3.3 CONTINUOUS DISCLOSURE OBLIGATIONS OF BAXTER. In addition to other obligations of Baxter set forth in this Agreement, Baxter agrees to the following continuous obligations:

     (a) Baxter shall promptly provide written notice to AccuLase of all sublicensing agreements executed into by and between Baxter and any third-party. Baxter shall state in such notice the name of the sublicensee, the scope of the sublicense, the payment terms of the sublicense and the term of the sublicense.

     (b) Baxter shall provide AccuLase (upon Baxter receiving the prior written request of AccuLase) with copies of all necessary documentation and records in its possession in order for AccuLase to verify that the amount of royalties paid to AccuLase hereunder comply with the terms set forth in
Section 2.2 above. The parties hereto agree that (i) all costs and expenses incurred by both Baxter and AccuLase in connection with such request and verification shall be borne, in full, by AccuLase and (ii) the right granted to AccuLase under this Section 3.3(b) may be exercised by AccuLase only one time during each six (6) month period that this Agreement is in effect.

                                    ARTICLE IV

                                  CONFIDENTIALITY

     4.1 CONFIDENTIALITY. Baxter and AccuLase realize that some information received by one party from the other pursuant to this Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing, or reduced to writing or other tangible medium within ninety (90) days of the date of disclosure, and clearly designated as "Confidential," shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement, for a period of five (5) years from the date of disclosure.

     However, nothing in this Agreement shall prevent the receiving party from disclosing any such information:

     (a) which is or becomes publicly known through no fault of the receiving party;

     (b) which the receiving party rightfully had in its possession prior to the disclosure to the receiving party, as evidenced by written documentation;

     (c) which the receiving party lawfully obtained without restriction from a third party with no secrecy or confidentiality obligation to the disclosing party;

     (d) which is independently developed by the receiving party, as evidenced by written documentation; or

     (e) which is approved in writing by the disclosing party for disclosure by the receiving party.

     4.2    NON-DISCLOSURE.    Baxter and AccuLase agree not to disclose to
third parties the terms of this Agreement except as required by law.


                                     ARTICLE V

                           REPRESENTATIONS AND WARRANTIES

     5.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Baxter and AccuLase each represent and warrant to the other that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby and that all necessary corporate action has been duly taken in this regard.

     5.2 ACCULASE REPRESENTATIONS. AccuLase represents and warrants that it is the sole and exclusive owner of the entire right, title, and interest in and to AccuLase's Technical Know-How and AccuLase's Inventions and that apart from Baxter's interest it is the sole and exclusive owner of the entire right, title, and interest in and to Joint Inventions, and that it has the right to grant the rights and license hereby granted to Baxter.


                                     ARTICLE VI

                                TERM AND TERMINATION

     6.1    TERM OF THE AGREEMENT.  Unless sooner terminated pursuant to Section
8.1 of the Master Technology Agreement, this Agreement shall remain in full force and effect until expiration of the last to expire Licensed Patent.

     6.2 MILESTONES OF PERFORMANCE. Upon sixty (60) days prior written notice to Baxter by AccuLase, and subject to Baxter's right to cure any obligation of performance which AccuLase has provided Baxter with written demand to perform such obligation, AccuLase may terminate this Agreement if Baxter has failed to meet any obligation in this Section 6.2:

     (a) Baxter shall either continue the protocol set forth in the IDE being transferred to Baxter pursuant to the Master Technology Agreement or, in the event Baxter elects to suspend said protocol, (i) Baxter shall promptly give AccuLase written notice of such suspension of work and (ii) Baxter shall use commercially reasonable efforts to initiate a new protocol and apply for a new investigational device exemption within ninety (90) days thereafter.

     (b) At Baxter's sole discretion and based upon clinical outcomes, Baxter may pursue new protocols and apply for any one or more investigational device exemptions.

     (c) Baxter shall commence reasonable marketing efforts outside the United States of the Licensed Product within a reasonable time, based upon clinical outcomes.

     (d) Baxter agrees to purchase the required quantity of Products (as defined in the Manufacturing Agreement) pursuant to Section 2 (b) of the Manufacturing Agreement upon terms and conditions contained therein.

     (e) Baxter agrees to purchase the required quantity of Products (as defined in the Manufacturing Agreement) pursuant to Section 2 (c) of the Manufacturing Agreement upon the terms and conditions contained therein.

                                    ARTICLE VII

                             PATENTING AND MAINTENANCE

     7.1 PATENT PROSECUTION BY ACCULASE. Baxter agrees to assume the expense of filing and prosecuting patent applications for Licensed Patents on AccuLase Inventions and Joint Inventions of its choice in the countries of its choice, and the expense of maintaining the Licensed Patents on AccuLase Inventions and Joint Inventions of its choice in the countries of its choice. AccuLase shall have the right to review and comment on all such patent applications and Licensed Patents, and any documents relating to the prosecution thereof, and agrees to provide full assistance in their preparation and prosecution. If Baxter chooses not to file, prosecute, or maintain any of such patent applications or Licensed Patents, AccuLase shall have the right to do so at its own expense.

     7.2. COOPERATION IN PATENT PROSECUTION. Each party agrees to make available to the other party, data, records, samples or the like in its possession or under its control which are required for the preparation, prosecution, maintenance or defense of any Licensed Patent, and that it will sign oaths, affidavits or other documents as may be required for the preparation, prosecution, maintenance or defense of such Licensed Patents.


                                    ARTICLE VIII

                                  INDEMNIFICATION

     8.1 INFRINGEMENT INDEMNIFICATION. AccuLase reconfirms and agrees to the indemnification and other obligations set forth in Section 8.2 of the Master Technology Agreement.


                                     ARTICLE IX

                                   MISCELLANEOUS

     9.1 FORCE MAJEURE. If either party fails to fulfill its obligations hereunder, including, but not limited to, royalty obligations, when such failure is due to an act of God, or other action such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining government approvals, embargoes, then said failure shall be excused for the duration of said event.

     9.2 GOVERNING LAW AND ATTORNEYS' FEES. This Agreement shall be interpreted in accordance with the laws of the State of California. In the event of any dispute arising

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under the terms of this Agreement (including the breach thereof), the prevailing party in such action shall be entitled to recover its attorneys' fees and costs in addition to such other relief as may be awarded by a court or by an arbitrator.

     9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

           (a) If to Baxter to:

               Baxter Healthcare Corporation
               17221 Red Hill Avenue, m/s 98
               Irvine, California 92614
               Attention:  Vice President, Business Development
               Facsimile No.: (714) 474-6445
               Telephone No.: (714) 474-6424

           (b) If to AccuLase to:

               6865 Flanders Drive, Suite G
               San Diego, CA  92121
               Attention: Mr. Raymond A. Hartman
               President and Chief Executive Officer
               Facsimile No.: (619) 455-0946
               Telephone No.: (619) 455-7030

               with a copy to:

               Donald G. Davis, Esq.
               833 Via Del Monte, Suite 100
               Palos Verdes Estates, CA  90274
               Facsimile No.: (310) 373-5410
               Telephone No.: (310) 378-8968


     9.4 COMPLETE AGREEMENT. This Agreement including the other documents referred to herein which form a part hereof represents the entire agreement between the parties hereto with respect to the subject matter hereof. There are no understandings, representations or warranties of any kind except as expressly set forth herein.


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


     9.5 SEVERABILITY. If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

     9.6 MODIFICATION. Any modification of this Agreement shall be in writing and shall be signed by both AccuLase and Baxter. Any attempt to modify this Agreement orally or in writing not executed by all parties hereto shall be void.

     9.7 CONFIDENTIALITY. The parties agree that the terms of this Agreement are confidential and each party shall use the same degree of care to prevent disclosure of the terms of this Agreement to third parties as it uses to protect its own confidential information of similar nature. Any advertising or publicity concerning this Agreement, including press releases, which mentions the other party by name shall be agreed upon by both parties in writing prior to any release.

     9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. It is understood that all parties need not sign the same counterpart.

     9.9 SECURITY INTEREST. AccuLase's performance of this Agreement and the obligations of AccuLase arising hereunder shall be secured by that certain Security Agreement, dated as of the date hereof, as described in Section 2.5 of the Master Technology Agreement, upon the terms and conditions herein and therein.

       **  The remainder of this page has been intentionally left blank.

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


     IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Baxter Healthcare Corporation,
a corporation


By: /s/ John H. Kehl, Jr.
    -----------------------------------------

     Name: /s/ John H. Kehl, Jr.
          ----------------------------

     Its: /s/ Vice President, Business
              Development Cardiovascular Group
         --------------------------------------


AccuLase, Inc., a corporation


By: /s/ Raymond A. Hartman
    -----------------------------------------

     Name: /s/ Raymond A. Hartman
          ----------------------------

     Its: /s/ President & CEO
         -----------------------------


ATTACHMENTS:

Exhibit A - Licensed Patents

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